Exhibit 10.1

EXECUTIVE TRANSITION AND SEPARATION AGREEMENT

This Executive Transition and Separation Agreement (“Agreement”), dated as of the 31st day of May, 2014, is by and between Advanced Energy Industries, Inc., a Delaware corporation (“AEI”) and Garry Rogerson, an individual (“Executive” and, together with AEI, the “Parties”).

RECITALS

A.Executive is employed full time as the Chief Executive Officer (“CEO”) of AEI.

B.Executive serves at the pleasure of the Board of Directors (“Board”), and his employment may be terminated by the Company or by Executive at any time.

C.The Parties desire to provide for a transition period and termination of Executive’s employment with AEI in an amicable and orderly way, to provide for an orderly search for, engagement of, and transition to, a new CEO, and to settle any and all disputes, known and unknown, in accordance with the terms and conditions set forth in this Agreement.

In consideration of the foregoing and the promises contained in this Agreement, the Parties hereby agree as follows:
I. DEFINITIONS
The following definitions shall be applicable for the purposes of this Agreement:
A.“Agreement” has the meaning set forth in the Preamble.

B.“AEI” has the meaning set forth in the Preamble.

C.“Board” has the meaning set forth in the Recitals.

D.“Claims” unless specifically limited, means any debt, obligation, demand, cause of action, judgment, controversy or claim of any kind whatsoever, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination, retaliation, claim for attorney fees or costs, or any other legal theory; claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Genetic Information Nondiscrimination Act (“GINA”), claims under the Civil Rights Act of 1991; claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Rehabilitation Act of 1973, as amended; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; claims under the Age Discrimination in Employment Act, as amended, the California Fair Employment and Housing Act, California Government Code Section 12900 et seq.; claims under the California Labor Code; claims under the California Equal Pay Law; claims under the California Labor Code Section 1197.5; claims under the Unruh Civil Rights Act; claims under the California Civil Code Section 51 et seq.; and claims under any other applicable federal, state or local statute, regulation, common law or decision concerning discrimination, pay, benefits, or any other aspect of employment or any other matter.

The defined term “Claims” does not include claims by Executive for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any employer-sponsored benefits plan; (5) indemnity under California Labor Code Section 2802 or similar state or federal provisions; (6) violations of the California Family Rights Act of 1993, California Government Code Section 12945.1 et seq.; (7) unpaid overtime or violations of minimum wage obligations under the federal Fair Labor Standards Act, 29 U.S.C.

Sections 201 et seq.; (8) continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (9) enforcement of the terms of this Agreement; or (10) any other rights that cannot by law be released by private agreement.

E.“Company” means AEI and any current or former parent, subsidiary, predecessor, entity, division, or affiliated company of AEI, or successor or assign of any of them, or any benefit plan maintained by any of them, and the current and former directors, officers, employees, shareholders and agents of any or all of them, unless otherwise specifically stated in this Agreement.

F.“Effective Date” means the first date upon which all of the following have occurred: (1) Executive has executed this Agreement, (2) the Agreement has been received by the General Counsel of AEI at 1625 Sharp Point Drive, Fort Collins CO 80525, (3) an authorized representative of AEI has executed the Agreement, and (4) the revocation period set forth in Paragraph III.F. has expired without revocation by Executive.

G.“Executive” shall mean the Executive and Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns.

H.“Termination Date” has the meaning set forth in Section II.B(ii).

I.“Transition Period” means the period commencing on the Effective Date and ending on the Termination Date.

II. COVENANTS

A.Consideration To Executive. Provided that Executive’s employment has not been terminated for Cause (as defined in Section II.B.(ii)) (and, for the avoidance of doubt, Executive has not voluntarily terminated other than with the written consent of the Board as delivered by AEI’s General Counsel) prior to the date of payment, AEI shall pay to Executive the compensation set forth in Addendum A hereto. Notwithstanding anything to the contrary contained in paragraph II.H or otherwise herein, in the event of the consummation and closing of a Change in Control (as that term is defined in that certain Executive Change In Control Agreement, dated August 4, 2011, by and between AEI and Executive, the “Executive Change in Control Agreement”) while Executive is the CEO, the Executive Change in Control Agreement will be re-instated in full immediately prior to such closing, this Agreement will thereafter be null and void and Executive’s employment with AEI will continue “at will” but be subject to and governed by the Executive Change in Control Agreement.  For the avoidance of doubt, it is the intention of the parties this provision does not amend the terms and conditions of the Executive Change in Control Agreement, and that in the event of a consummation and closing of a Change in Control, Executive would be entitled to all the benefits of the Executive Change in Control Agreement as if it had continued to be in place, and that there will be no duplication of benefits or payments due to the application of this provision.

B.Transition Period.

(i)	During the Transition Period:
(1)    until the earliest to occur of the following: (i) Executive resigns as CEO with the written consent of the Board as delivered by AEI’s General Counsel, (ii) the Board otherwise notifies Executive that his services as CEO are no longer needed because of the hiring of a new CEO (for the avoidance of doubt, an interim CEO will not be considered a new CEO for purposes of this Agreement), or (iii) Executive’s death (the “CEO Transition Period”), the Executive shall continue to serve actively in the position of CEO, in good faith and in full compliance with the Company’s policies, procedures and internal controls. Without limitation, Executive, at the direction of the Board, will actively participate in the search, evaluation, recruitment, and engagement of a new CEO, provided that AEI, acting in good faith, agrees to diligently pursue engagement of a new CEO. Executive’s annual base salary during the Transition Period while serving as the CEO during the CEO Transition Period shall be the same as Executive’s annual base salary immediately prior to the Transition Period.
(2)    unless earlier terminated pursuant to Section II(B)(ii), for a six (6) month period following the CEO Transition Period (the “Employee Transition Period”), Executive shall serve as an Employee-Special Advisor to AEI, in good faith and in full compliance with the Company’s policies, procedures and internal controls. Such employment shall be on a part-time basis not to exceed ten (10) hours per week and shall not require Executive to be on Company premises. While serving as an Employee-Special Advisor, Executive’s base compensation shall be $66,600 per month, less applicable withholdings.
(3)    Executive’s equity shall continue to vest until November 17, 2014 and Executive’s options shall continue to be exercisable during the Transition Period.

(ii)	Termination. Executive’s employment shall terminate on the first to occur of the following (the “Termination Date”):
(1)    the date mutually agreed by the Board and the Executive;
(2)    the end of the Employee Transition Period; or

(3)
the date AEI terminates Executive for “Cause,” defined as: (i) Executive’s failure to materially perform his duties and responsibilities under this Agreement or refusal to carry out any lawful directions of the Board other than by reason of his death or disability, provided that Executive is given notice of such failure and a reasonable period not to exceed 30 days to correct or cure such failure or refusal and Executive fails to cure such failure; (ii) Executive’s gross negligence, dishonesty or willful misconduct; (iii) Executive’s conviction of or pleading guilty or nolo contendre to a crime (other than a misdemeanor traffic related offense); or (iv) fraud, embezzlement or misappropriation of property by Executive.

(iii)
Effect of Termination. In the event that Executive’s employment is terminated during the CEO Transition Period pursuant to Section II(B)(ii)(1) of this Agreement or Executive’s death, and Executive has fully complied with all of his obligations in this Agreement, Executive shall be eligible for the benefits and payments set forth on Addendum A to this Agreement. In the event that Executive’s employment is terminated for Cause during the CEO Transition Period pursuant to Section II(B)(ii)(2) of this Agreement, Executive will not be entitled to receive the benefits or payments set forth on Addendum A to this Agreement. If Executive voluntarily terminates his employment with the Company during the CEO Transition Period or the Employee Transition Period for any reason, he will not be entitled, to the extent not already paid, to any of the benefits or payments set forth in Addendum A or the continued payment of the base compensation set forth in II.B.(i)(2).

C.Release Of Claims By Executive.

(i)
As a material inducement to AEI to enter into this Agreement, Executive, as a free and voluntary act, hereby forever releases and discharges the Company for any Claims of any kind whatsoever, which may have arisen on or prior to Executive’s execution of this Agreement, including but not limited to (1) Claims relating in any way to Executive’s employment with AEI and/or the employment opportunities that were provided and/or denied to Executive, (2) Claims relating in any way to the separation of Executive’s employment with AEI, (3) Claims related to Executive’s compensation provided by AEI, (4) Claims related to AEI’s long term and short term incentive plans, including without limitation, Executive agrees that all equity awards that are unvested after November 17, 2014, are hereby cancelled and otherwise null and void, (5) Claims related to the Executive Change in Control Agreement dated August 4, 2011, as amended, or (6) Claims related to any other matter, cause or thing whatsoever which may have occurred between Executive and the Company on or prior to Executive’s execution of this Agreement; provided that Executive shall not release any rights he may have under any indemnification agreement or Company policy or any fiduciary insurance arrangement.

(ii)
Waiver of Rights following Termination Date. As a material inducement to AEI to enter into this Agreement, Executive agrees to provide AEI with an executed Confidential General Release (“Release”) in form and substance as set forth in Addendum B, no earlier than the Termination Date and no later than 21 days after the Termination Date, which Release is a condition of payment of the Separation Benefits set forth on Addendum A.

(iii)	Waiver of Rights Under California Civil Code Section 1542. Executive acknowledges that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive understands that Section 1542 gives Executive the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542 with respect to the Claims, and elects to assume all risks for, and release, all claims that now exist in his/her favor, known or unknown, arising from the subject matter of the release.

Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters herein released, and Executive agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. Executive represents and warrants that he has not previously filed or joined in any claims that are released herein and that he has not given or sold any portion of any claims released herein to anyone else.

(iv)
Release Applies To Representative Actions. The above release applies to any Claims brought by any person or agency on behalf of Executive, or any class or representative action pursuant to which Executive may have any right or benefit. Executive waives his right to and promises not to accept any recoveries, benefits, or injunctive relief which may be obtained on Executive’s behalf by any other person or agency or in any class or representative action that may include or encompass any of the released Claims, and Executive assigns any such recovery or benefit to AEI.

D.    Waiver Of Right To Seek Individual Relief. Executive represents, as a material term of this Agreement, that there are no charges or disputes pending before any governmental agency or forum for which approval by the agency or forum is required for dismissal. Executive further waives the right to individual relief in connection with any charges filed or to be filed before or otherwise investigated by any governmental agency regarding any conduct that occurred on or prior to Executive’s execution of this Agreement.
E.    Reasonable Assistance with Matters. Executive shall, from time to time over the 12 months following the Termination Date, as reasonably requested by the Company, answer questions and participate in discussions related to the Company.
F.    Compliance With Older Workers Benefit Protection Act. Executive acknowledges that he is not entitled to the consideration being provided to him under this Agreement unless Executive enters into this Agreement, including the releases of Claims contained in this Agreement. Executive acknowledges that he is waiving claims under the Age Discrimination in Employment Act, as amended, that arose on or prior to his execution of this Agreement. Executive also acknowledges that he is being given twenty-one (21) days to consider this Agreement, and that he has carefully read and understands all of the provisions of this Agreement. Executive is hereby advised in writing to consult with an attorney prior to signing this Agreement. Executive acknowledges that his decision to execute this Agreement is knowing and voluntary. Executive has the right to revoke this Agreement within seven (7) days of signing this Agreement by sending a letter by certified mail indicating his intention to revoke to Randy Hester located at 1625 Sharp Point Drive, Fort Collins CO 80525. The waiver of claims under the Age Discrimination in Employment Act, as amended, shall not become effective until the expiration of the revocation period set forth above.
G.    Confidentiality Of Agreement and Non-Solicitation of Employees.

(i)
Except as otherwise specifically provided in this Agreement, Executive will not disclose any of the negotiations leading to the making of this Agreement or any of the terms or provisions of this Agreement to any other person or entity other than Executive’s spouse, tax accountant, attorney, or taxing authority (each, a “Permitted Recipient”). Executive represents and warrants that he has not made any disclosure of any of the terms or provisions of this Agreement or any of the negotiations leading to the making of this Agreement to any other person or entity, except to a Permitted Recipient.

(ii)
Executive acknowledges that AEI may be required to file this Agreement, or disclose its material terms, in reports filed with the Securities and Exchange Commission, and Executive shall cooperate with AEI in connection with any such reports.

(iii)
During the term of this Agreement and the 24 months following the Termination Date, Executive agrees not to directly or indirectly solicit the employment of, employ, or encourage any AEI employee to leave the employ of AEI.

(iv)
Executive will not make any derogatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company. The Company agrees to refrain from any disparaging statements about Executive. Executive understands that the Company’s obligations under this subsection (iv) extend only to the Company’s current executive officers and members of its Board. Nothing in this subsection (iv) will prohibit either party from providing truthful information in response to a subpoena or other legal process.

H.    Other Agreements.
Executive and AEI entered into a Key Employee Agreement To Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition And Unfair Solicitation (“Key Employee Agreement”) at the inception of Executive’s employment with AEI and in consideration of Executive’s then new employment with AEI. Executive and AEI entered into an Executive Change In Control Agreement effective as of August 4, 2011, as amended.
Executive agrees, as a material term of this Agreement, that any rights Executive may now or in the future have under the Executive Change In Control Agreement are hereby superseded by this Agreement and waived by Executive, and from and after the Effective Date Executive shall be not be entitled to any benefits under the Executive Change in Control Agreement.
Executive acknowledges and agrees that the Key Employee Agreement is in full force and effect and is not superseded or modified by this Agreement. Any obligations of Executive under this Agreement shall be in addition to, and not in limitation of, any obligations of Executive under the Key Employment Agreement.
I.Executive’s Resignation. As a free and voluntary act, Executive agrees to resign from AEI effective on the Termination Date. Unless otherwise agreed to in writing by AEI, Executive further agrees that he has no right to future employment or consulting or contracting employment with AEI at any time after the Termination Date. This provision shall not apply in the event Executive is working for an entity that is acquired by Advanced Energy Industries, Inc. subsequent to Advanced Energy Industries, Inc.’s execution of this Agreement.

J.Executive’s Agreement To Resign From All Executive Positions. As a free and voluntary act, Executive agrees to resign from all officer and director positions he holds at the Company as of the date he is removed from the Chief Executive Officer position.

III. ADDITIONAL PROVISIONS

A.Voluntary Agreement. Executive acknowledges that he is only entitled to the consideration specified in this Agreement as the result of his execution of this Agreement and that Executive’s execution of the Agreement is knowing and voluntary.

B.Severability. In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties to this Agreement, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

C.Entire Agreement. This Agreement, together with the Key Employee Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and may be amended, modified or superseded only by a written agreement signed by each Party. No prior, contemporaneous or future oral statements shall modify or otherwise affect the terms and provisions of this Agreement.

D.Choice Of Law. This Agreement shall be construed in accordance with the substantive laws of the state of California without regard to its conflict of laws principles.

E.No Admission Of Liability. AEI denies that AEI took any improper action against Executive or that it violated any federal, state, or local law or common law principle in its treatment or compensation of him. This Agreement shall not be admissible in any proceeding as evidence of any improper conduct by AEI.

F.Assignment. Neither party may assign its rights or obligations under this Agreement to any other party without the prior written consent of the other party to this Agreement. As an exception to this provision, AEI may assign this Agreement to an affiliated entity or a successor (which includes a purchaser of more than 50% of Advanced Energy Industries, Inc.’s assets) without Executive’s prior approval.

G.Authority. Executive and the undersigned representative of AEI both separately represent and warrant that they each, respectively, have the right and authority to execute this Agreement, and that they each, respectively, have not sold, assigned, transferred, conveyed, or otherwise disposed of any Claims or potential Claims relating to any matter covered by this Agreement.

H.Binding Effect. This Agreement is binding upon the Parties, their heirs, representatives, executors, administrators, successors, and assigns.

I.Drafting Of Agreement. The Parties each acknowledge that they each, respectively, have had the opportunity to retain counsel of their own choosing concerning the making and entering into this Agreement; that they have read and fully understand the terms of this Agreement and have had the opportunity to have it reviewed and approved by their counsel of choice, with adequate opportunity and time for such review; and that they are fully aware of its contents and of its legal effect. The parties further agree that this Agreement shall not be construed against any Party on the grounds that such Party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all of the Parties.

J.Counterparts. This Agreement and any Addenda hereto may be executed in several counterparts, each of which will be deemed an original and all of which will constitute but one and the same instrument. An electronic facsimile of a signature, when delivered by the signing party to the non-signing party, will have the same force and effect as an original.

YOUR SIGNATURE BELOW ACKNOWLEDGES THAT YOU HAVE READ THIS AGREEMENT CAREFULLY IN ITS ENTIRETY THAT YOU KNOW AND UNDERSTAND ITS CONTENTS, AND THAT YOU ENTER INTO THIS AGREEMENT FREELY AND AS A VOLUNTARY ACT.

Executive	Advanced Energy Industries, Inc.

/s/ Garry Rogerson	/s/ Tom McGimpsey, EVP
Garry Rogerson	Authorized Officer
Executive

Dated: May 31, 2014	Dated: June 1, 2014

ADDENDUM A
TO EXECUTIVE TRANSITION AND SEPARATION AGREEMENT
BETWEEN ADVANCED ENERGY INDUSTRIES, INC. AND EXECUTIVE
Advanced Energy Industries, Inc. shall provide the following consideration to Executive (or in the event of Executive’s death, to his estate) pursuant to Section II.A. of the Agreement.

1.	A single lump payment paid equal to:

a.	12 months of base annual pay equal to $600,000; plus

b.
A pro-rata portion of Executive’s 2014 target bonus, which is $600,000, as of the Termination Date (e.g., if employment terminates at the end of August, then 8/12th of the $600,000 target bonus, equal to $400,000).

Collectively, 1.a. and 1.b. above shall be referred to as the “Severance Payment.”

2.	The Severance Payment shall be paid to Executive no later than 30 days following the CEO Transition Period.

In addition to the release and waiver of certain claims set forth in II.C.(i)(4) of the Agreement, Executive acknowledges and agrees that all short term and long term incentive awards (including without limitation, any equity awards) that are unvested as of November 18, 2014, are hereby cancelled and otherwise null and void. For the avoidance of doubt, Executive’s unvested equity awards are set forth in the following table:

Grant Type	Amount	Vesting/Exercisability Date if employed on this date	Exercise Period	Notes
ISO Options	11,560	8/8/14	90 days following termination of employment
NQ Options	40,940	8/8/14	90 days following termination of employment
NQ Options	112,500	Exercisable if stock price reaches $27.50 (as set forth in the applicable agreement) while employed	90 days following termination of employment
RSUs	7,500	8/8/14	N/A
RSUs	8,690	8/15/14	N/A
RSUs	8,690	11/17/14	N/A
LTI Performance RSUs	37,348	LTI Performance RSUs that vest in February 2015 under specified conditions		Executive waives right to these shares and they are cancelled as of the Effective Date
LTI Performance Options	32,012	LTI Performance Options that vest in February 2015 under specified conditions	N/A	Executive waives right to these options and they are cancelled as of the Effective Date

I accept the terms and conditions of this Addendum:	Advanced Energy Industries, Inc.

/s/ Garry Rogerson	/s/ Tom McGimpsey, EVP
Garry Rogerson	Its: Authorized Officer
Executive

Dated: May 31, 2014	Dated: May 31, 2014

ADDENDUM B
TO EXECUTIVE TRANSITION AND SEPARATION AGREEMENT
BETWEEN ADVANCED ENERGY INDUSTRIES, INC. AND EXECUTIVE
In consideration of the Separation Benefits set forth on Addendum A to the Executive Transition and Separation Agreement (hereinafter the “Agreement”) made and entered into by and between Garry Rogerson, an individual (hereinafter the “Executive”) and Advanced Energy Industries, Inc., a Delaware corporation (“AEI”) on _______, 2014, Executive hereby executes this Confidential General Release (hereinafter the “Release”):
Whereas, the recitals and definitions from the Agreement are incorporated herein by reference;

1.
Waiver of Rights. As a material inducement to AEI to enter into the Agreement, Executive, as a free and voluntary act, hereby forever releases and discharges the Company for any Claims of any kind whatsoever, which may have arisen on or prior to Executive’s execution of this Release, including but not limited to (1) Claims relating in any way to Executive’s employment with AEI and/or the employment opportunities that were provided and/or denied to Executive, (2) Claims relating in any way to the separation of Executive’s employment with AEI, (3) Claims related to Executive’s compensation provided by AEI, (4) Claims related to AEI’s long term and short term incentive plans, (5) Claims related to the Executive Change in Control Agreement dated August 4, 2011, as amended, or (6) Claims related to any other matter, cause or thing whatsoever which may have occurred between Executive and the Company on or prior to Executive’s execution of this Release; provided that Executive shall not release any rights he may have under any indemnification agreement or Company policy or any fiduciary insurance arrangement.

2.	Waiver of Rights Under California Civil Code Section 1542. Executive acknowledges that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive understands that Section 1542 gives Executive the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542 with respect to the Claims, and elects to assume all risks for, and release, all claims that now exist in his/her favor, known or unknown, arising from the subject matter of the release.
Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters herein released, and Executive agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. Executive represents and warrants that he has not previously filed or joined in any claims that are released herein and that he has not given or sold any portion of any claims released herein to anyone else.
3.    Release Applies To Representative Actions. The above release applies to any Claims brought by any person or agency on behalf of Executive, or any class or representative action pursuant to which Executive may have any right or benefit. Executive promises not to accept any recoveries or benefits which may be obtained on Executive’s behalf by any other person or agency or in any class or representative action that may include or encompass any of the released Claims, and Executive assigns any such recovery or benefit to AEI.
4.    Waiver Of Right To Seek Individual Relief. Executive represents, as a material term of this Release, that there are no charges or disputes pending before any governmental agency or forum for which approval by the agency or forum is required for dismissal. Executive further waives the right to individual relief in connection with any charges filed or to be filed before or otherwise investigated by any governmental agency regarding any conduct that occurred on or prior to Executive’s execution of this Release.

5.    Executive agrees to keep the terms of this Release confidential and not to disclose the terms of this Release to anyone except to Executive’s spouse, attorneys, tax consultants or as otherwise required by law, and agrees to take all steps necessary to assure confidentiality by those recipients of this information.
6.    Executive hereby agrees and acknowledges that Executive has carefully read this Release, fully understands what this Release means, and is signing this Release knowingly and voluntarily, that no other promises or agreements have been made to Executive other than those set forth in the Agreement or this Release, and that Executive has not relied on any statement by anyone associated with the AEI that is not contained in the Agreement or this Release in deciding to sign this Release.
7.    This Release will be governed by the laws of the State of California without regard to its conflicts of laws principles.
8.    Compliance With Older Workers Benefit Protection Act. Executive acknowledges that he is not entitled to the consideration being provided to him under the Agreement unless Executive executes the Agreement and this Release. Executive acknowledges that he is waiving claims under the Age Discrimination in Employment Act, as amended, that arose on or prior to his execution of this Release. Executive also acknowledges that he was given at least twenty-one (21) days to consider this Release, and that he has carefully read and understands all of the provisions of this Release. Executive is hereby advised in writing to consult with an attorney prior to signing this Release. Executive acknowledges that his decision to execute this Release is knowing and voluntary. Executive has the right to revoke this Release within seven (7) days of signing this Release by sending a letter by certified mail indicating his intention to revoke to Randy Hester located at 1625 Sharp Point Drive, Fort Collins CO 80525. The waiver of claims under the Age Discrimination in Employment Act, as amended, shall not become effective until the expiration of the revocation period set forth above.

Garry Rogerson
Executive

Dated: May 31, 2014